Exhibit (b)(ii)

AMENDMENT TO BYLAWS

OF

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST

In accordance with Section 3.4 (Amendments) of the Bylaws of Financial Investors Variable Insurance Trust (the “Bylaws”), a Delaware Statutory Trust, the Bylaws are hereby amended as follows:

All references to “Financial Investors Variable Insurance Trust” in the Bylaws are hereby changed to “ALPS Variable Investment Trust”.

This amendment is effective as of April 30, 2013.